Exhibit 99.1
News Release

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.9450

For Release:	Immediately

Contact:	Robert Shuster, Chief Financial Officer, 616.522.1765
INDEPENDENT BANK CORPORATION REPORTS
2009 THIRD QUARTER RESULTS
•	2009 third quarter net loss applicable to common stock of $17.8 million ($0.74 per share), with results impacted by:
•	Provision for loan losses of $22.3 million

•	$8.7 million charge to accrue for estimated losses from vehicle service contract counterparties related to the Company’s payment plan business

•	Loan and collection costs of $3.6 million

•	Loss on other real estate and repossessed assets of $2.0 million
•	Pre-tax, pre-provision core operating earnings remain strong and improved in 2009 over 2008

•	Net interest margin of 5.15%, which is among the best in the banking industry

•	Both non-performing loans and non-performing assets declined sequentially for the second consecutive quarter

•	Capital raising initiatives announced, including deferral of interest and dividend payments on trust preferred securities and preferred stock, and suspension of dividend payments on common stock, all effective as of Nov. 1, 2009

•	Company remains “well capitalized” for regulatory purposes
IONIA, Mich., Oct. 26, 2009 — Independent Bank Corporation (NASDAQ: IBCP) reported a third quarter 2009 net loss applicable to common stock of $17.8 million, or $0.74 per share, versus a net loss of $5.3 million, or $0.23 per share, in the prior-year period. The net loss applicable to common stock for the nine months ended Sept. 30, 2009 was $43.7 million, or $1.84 per share, compared to a net loss of $1.6 million, or $0.07 per share, in the prior-year nine-month period.
Michael M. Magee, President and CEO of Independent Bank Corporation, commented: “The continued difficult Michigan economic environment had a significant impact on our financial results, leading to our reported loss for the quarter. However, we remain encouraged by our pre-tax, pre-provision core operating earnings, which rose more than 7% when compared with the year-ago quarter and remains comparable to our results last quarter. Maintaining a high performance level on core earnings and a strong net interest margin while continuing to make gains in productivity and cost control should provide us with the base we need for improved performance as we emerge from the current economic downturn.”
Operating Results
The Company’s tax equivalent net interest income totaled $35.8 million during the third quarter of 2009, an increase of $0.8 million, or 2.2% from the year-ago period, and a decrease of $0.4 million, or 1.0% from the second quarter of 2009. The

Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 5.15% during the third quarter of 2009, compared to 4.76% in the year-ago period, and 5.21% in the second quarter of 2009. Average interest-earning assets declined to $2.76 billion in the third quarter of 2009, compared to $2.93 billion in the year-ago quarter and $2.78 billion in the second quarter of 2009. This year-over-year decline in average interest-earning assets primarily reflects a decrease in both investment securities and loans.
Service charges on deposits and VISA check card interchange income totaled $6.4 million and $1.5 million, respectively, in the third quarter of 2009, remaining essentially unchanged from the comparable period in 2008.
Securities net gains totaled $0.1 million in the third quarter of 2009, versus net losses of $6.7 million in the comparable period in 2008. The third quarter 2009 securities net gains were primarily due to the sale of municipal securities, while third quarter 2008 securities net losses included a decline in the fair value of trading securities of $7.7 million and other than temporary impairment charges of $0.1 million on securities available for sale. The decline in the fair value of trading securities related principally to the Company’s holdings of Fannie Mae and Freddie Mac preferred stock. Partially offsetting these losses, the Company generated $1.1 million of gains in 2008 related to the sale of $48.4 million of municipal securities.
Gains on the sale of mortgage loans were $2.3 million in the third quarter of 2009, compared to $1.0 million in the year-ago quarter. The growth in gains relates primarily to an increase in loan sales and commitments to originate mortgage loans that are held for sale. This was principally due to a rise in refinancing activity resulting from generally lower mortgage loan interest rates in 2009. The increased refinancing volumes also led to a 69.7% increase in title insurance fees, to $0.5 million, on a year-over-year basis.
Mortgage loan servicing generated a loss of $0.5 million in the third quarter of 2009, versus income of $0.3 million in the year-ago period. This change was due to an increase in impairment charges ($0.8 million in the third quarter of 2009 versus $0.3 million in the year-ago quarter) as well as a $0.4 million increase in the amortization of capitalized mortgage loan servicing rights. The impairment charges primarily reflect lower mortgage loan interest rates at the end of the third quarter of 2009, resulting in higher estimated future prepayment rates. Capitalized mortgage loan servicing rights totaled $14.3 million at Sept. 30, 2009 compared to $12.0 million at Dec. 31, 2008. The Company services approximately $1.72 billion in mortgage loans for others on which servicing rights have been capitalized.
Non-interest expenses totaled $43.6 million in the third quarter of 2009, compared to $30.7 million in the year-ago period. The rise in non-interest expenses was primarily due to $8.7 million in estimated losses related to vehicle service contract counterparties at the Company’s Mepco Finance Corporation (“Mepco”) business unit and increases in loan and collection expenses (up $1.6 million), losses on other real estate and repossessed assets (up $1.5 million) and FDIC insurance (up $1.5 million). The increases in loan and collection costs and losses on other real estate and repossessed assets resulted primarily from the elevated level of non-performing assets and lower residential housing prices.
Third quarter 2009 non-interest expenses include an $8.7 million charge related to Mepco’s business of servicing payment plans for vehicle service contracts. These payment plans (which are classified as finance receivables in the Company’s Consolidated Statements of Financial Condition) permit a consumer to purchase a vehicle service contract or product warranty by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts or product warranties (one of the “counterparties”). Mepco purchases these payment plans from these counterparties on a recourse basis. When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is recouped by Mepco from the counterparties that sold the vehicle service contract or product warranty and provided the coverage. Payment defaults and voluntary cancellations have increased significantly during 2009, reflecting both weak economic conditions and adverse publicity impacting the vehicle service contract industry. When counterparties do not honor their contractual obligations to Mepco to repay advanced funds, we recognize estimated losses. Mepco vigorously pursues collection (including commencing legal action) of funds due to it under its various contracts with counterparties. During September 2009, we identified a counterparty that is experiencing particularly severe financial difficulties and have accrued for estimated potential losses related to that relationship.
Compensation and employee benefit costs declined by $0.2 million, or 1.4%, in the third quarter of 2009 compared to the year-ago period. This decline was due primarily to the elimination of any accruals for bonuses and the elimination of any contribution to the employee stock ownership plan. These compensation cost reductions were partially offset by additional staff added during 2009 to manage non-performing assets and loan collections.
Pre-Tax, Pre-Provision Core Operating Earnings
The Company is presenting pre-tax, pre-provision core operating earnings in this release for purposes of additional analysis of operating results. Pre-tax, pre-provision core operating earnings, as defined by management, represents the Company’s income (loss) excluding: income tax expense (benefit), the provision for loan losses, securities gains or losses, and any impairment charges (including goodwill, losses on other real estate or repossessed assets, and fair-value adjustments) or elevated loan and collection costs caused by this economic cycle.
The following table reconciles pre-tax, pre-provision core operating earnings to consolidated net income (loss) presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Pre-tax, pre-provision core operating earnings is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) under GAAP. Pre-tax, pre-provision core operating earnings has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. However, the Company believes presenting pre-tax, pre-provision core operating earnings provides investors with the ability to gain a further understanding of its underlying operating trends separate from the direct effects of any impairment charges, credit issues, fair value adjustments, securities gains or losses, and challenges inherent in the real estate downturn and other economic cycle issues, and displays a consistent core operating earnings trend before the impact of these challenges. The credit quality section of this release already isolates the challenges and issues related to the credit quality of the Company’s loan portfolio and the impact on its results as reflected in the provision for loan losses.

Pre-Tax, Pre-Provision Core Operating Earnings
		Quarter Ended
	9/30/09	6/30/09	9/30/08
		(in thousands)
Net income (loss)	$(16,714)	$(5,161)	$(5,326)
Income tax expense (benefit)	(1,088)	(959)	(5,723)
Provision for loan losses	22,285	25,593	19,788
Estimated losses vehicle service contract counterparty risk	8,713	2,215	—
Securities (gains) losses	(121)	(4,230)	6,711
Impairment charge (recovery) on mortgage servicing rights	809	(2,965)	348
Losses on other real estate and repossessed assets	1,958	1,939	425
Elevated loan and collection costs (1)	2,378	1,977	758

Pre-Tax, Pre-Provision Core Operating Earnings	$18,220	$18,409	$16,981

(1)	Represents the excess amount over a “normalized” level of $1.25 million quarterly.
TARP Capital Purchase Program
On Dec. 12, 2008, the Company issued 72,000 shares of its preferred stock and 3,461,538 warrants to purchase the Company’s common stock (at a strike price of $3.12 per share) to the U.S. Treasury in return for $72.0 million under the Capital Purchase Program (“CPP”). Of the total proceeds, initially $68.4 million was allocated to the preferred stock and $3.6 million was allocated to the warrants (included in capital surplus) based on the relative fair value of each.
In the approximately 290-day period (ending Sept. 30, 2009) since the receipt of the CPP funds, the Company has made $804.4 million of loans. This loan volume includes: $241.7 million of commercial loans (of which $122.5 million were renewals of existing loans), $522.1 million of mortgage loans (of which $262.5 million were refinances of existing loans) and $40.6 million of consumer installment loans (excluding finance receivables). Further, the CPP funds have allowed the Company to continue actively pursuing mortgage loan modifications and work-outs in lieu of foreclosure for those mortgage loan customers experiencing financial difficulty.
Asset Quality
Commenting on asset quality, CEO Magee noted: “We are pleased to see positive progress on asset quality despite the challenges of operating in a very difficult economy. Although our provision for loan losses remained elevated in the third quarter, it is important to note that it declined by nearly 13% from the second quarter, continuing the positive trend we have seen so far in 2009. In addition, our team continues to make strong efforts to manage our loan portfolio, which has resulted in a decline in our 30-to-89 day delinquency rates in our commercial and mortgage loan portfolios at the end of the third quarter. In addition, total non-performing loans and assets both declined at September 30, 2009 when compared to the end of the first and second quarters.”

A breakdown of non-performing loans by loan type is as follows:

Loan Type	9/30/2009	12/31/2008	9/30/2008
	(Dollars in Millions)
Commercial	$56.8	$78.1	$74.2
Consumer/installment	8.4	4.9	3.9
Mortgage	49.3	38.9	33.9
Finance receivables	3.0	3.4	2.6

Total	$117.5	$125.3	$114.6

Ratio of non-performing loans to total portfolio loans	4.92%	5.09%	4.58%

Ratio of non-performing assets to total assets	5.07%	4.91%	4.29%

Ratio of the allowance for loan losses to non-performing loans	62.75%	46.22%	47.01%

Non-performing loans have declined since year-end 2008 as an increase in non-performing mortgage loans and consumer loans was more than offset by a decline in non-performing commercial loans. The decline in non-performing commercial loans is primarily due to net charge-offs and the payoff or other disposition of non-performing credits during the first nine months of 2009. Non-performing commercial loans largely reflect real estate-secured credit delinquencies caused primarily by cash flow difficulties encountered by real estate developers in Michigan as they confront a significant decline in sales. Since the end of 2006, the land, land development, and construction components of the Company’s commercial loan portfolio have declined by over 60% and now total $95.3 million at Sept. 30, 2009, representing just 3.2% of total assets. The elevated level of non-performing residential mortgage loans is primarily due to a rise in delinquencies and foreclosures reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan. Other real estate and repossessed assets totaled $32.9 million at Sept. 30, 2009, compared to $20.0 million at both Dec. 31, 2008 and Sept. 30, 2008.
The provision for loan losses was $22.3 million and $19.8 million in the third quarters of 2009 and 2008, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans, and loan net charge-offs. Loan net charge-offs were $14.0 million (2.27% annualized of average loans) in the third quarter of 2009, compared to $17.4 million (2.69% annualized of average loans) in the third quarter of 2008. The third quarter 2009 loan net charge-offs were divided among the following categories: commercial loans, $7.5 million; consumer loans, $1.6 million (including $0.2 million of deposit overdrafts); and mortgage loans, $4.9 million. The commercial loan and mortgage loan net charge-offs in the third quarter of 2009 primarily reflect write-downs to expected liquidation values for real estate or other collateral securing the loans. At Sept. 30, 2009, the allowance for loan losses totaled $73.7 million, or 3.09% of portfolio loans, compared to $57.9 million, or 2.35% of portfolio loans, at Dec. 31, 2008.
Balance Sheet, Liquidity and Capital
Total assets were $2.96 billion at Sept. 30, 2009, essentially unchanged from Dec. 31, 2008. Loans, excluding loans held for sale, were $2.39 billion at Sept. 30, 2009, compared to $2.46 billion at Dec. 31, 2008. Deposits totaled $2.49 billion at Sept. 30, 2009, an increase of $419.4 million from Dec. 31, 2008. The growth in deposits primarily reflects increases in savings and interest-bearing checking accounts and in brokered certificates of deposit. The Company’s liquidity position remains sound, with approximately $854 million of unused borrowing capacity at Sept. 30, 2009.
Stockholders’ equity totaled $159.9 million at Sept. 30, 2009, or 5.40% of total assets. The Company remains “well capitalized” for regulatory purposes with the following ratios:

				Well
	9/30/2009			Capitalized
Regulatory Capital Ratio	(estimate)	12/31/2008	9/30/2008	Minimum

Tier 1 capital to average assets	6.99%	8.61%	7.42%	5.00%
Tier 1 capital to risk-weighted assets	9.00%	11.04%	9.56%	6.00%
Total capital to risk-weighted assets	11.64%	13.05%	11.29%	10.00%
With regard to the outlook for the remainder 2009, CEO Magee concluded: “While we continue to work through the challenges of the difficult economy in the markets we serve, we are taking steps to solidify our financial position and ensure the long-term future success of Independent Bank. The first of these steps involves the suspension or deferral of the dividends or interest payments on our common stock, preferred stock and trust preferred securities effective November 1, 2009. In addition, we intend to convene a special meeting of shareholders by the end of this year to consider amending our articles of incorporation to increase the number of authorized shares of common stock. These actions are expected to provide us with the flexibility we need to enhance our capital position and work through to the ultimate recovery in the Michigan economy.”
Deferral of Interest and Dividend Payments on Trust Preferred Securities and Preferred Stock
The Company announced that effective Nov. 1, 2009, it has elected to defer regularly scheduled quarterly interest payments on its junior subordinated debentures (the “Debentures”) and quarterly dividend payments on its Series A Preferred Stock (the “Preferred Stock”). The Debentures are owned by IBC Capital Finance II, III and IV and Midwest Guaranty Trust I (the “Trusts”) and were funded by the Trusts’ issuance of trust preferred securities (“Debt Securities”). The Preferred Stock was issued to the U.S. Treasury under the TARP CPP. The total estimated annual interest and dividends that would be payable on the Debentures (and the underlying Debt Securities) and the Preferred Stock, if not deferred, is approximately $9.0 million based on current interest rates.
The terms of the Debentures and trust indentures (the “Indentures”) allow for the Company to defer payment of interest on the Debt Securities at any time or from time to time for up to 20 consecutive quarters provided no event of default (as defined in the Indentures) has occurred and is continuing. The Company is not in default with respect to the Indentures, and the deferral of interest does not constitute an event of default under the Indentures. While the Company defers the payment of interest, it will continue to accrue the interest expense owed at the applicable interest rate. Upon the expiration of the deferral, all accrued and unpaid interest is due and payable.
So long as any shares of Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, (a) no dividend whatsoever may be paid or declared on the Company’s common stock or other junior stock, other than a dividend payable solely in common stock and other than certain dividends or distributions of rights in connection with a shareholders’ rights plan; and (b) neither the Company nor its subsidiaries may purchase, redeem or otherwise acquire for consideration any shares of its common stock or other junior stock unless the Company has paid in full all accrued dividends on the Preferred Stock for all prior dividend periods, other than purchases, redemptions or other acquisitions of the Company’s common stock or other junior stock in connection with the administration of its employee benefit plans in the ordinary course of business and consistent with past practice; pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation; any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan, redemptions or repurchases of rights pursuant to any shareholders’ rights plan; acquisition of record ownership of common stock or other junior stock or parity stock for the beneficial ownership of any other person who is not the Company or one of its subsidiaries, including as trustee or custodian; and the exchange or conversion of common stock or other junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before Dec. 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.
During the deferral period on the Debentures and Preferred Stock, the Company may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock. Suspension of the common stock dividend will conserve an additional $1.0 million on an annualized basis. The Company will pay its previously announced and declared common stock dividend of one cent per share on Oct. 30, 2009 but all future dividends will be suspended so long as interest and dividend payments on the Debentures and Preferred Stock are being deferred.
Other Capital Raising Initiatives
Like many financial institutions across the United States, the Company has been impacted by deteriorating economic conditions. The Michigan economy, in particular, has been and continues to show stress, including such factors as the highest unemployment rate in the nation and a declining population. As a result, the Company believes that additional capital may be necessary to maintain and strengthen its balance sheet to withstand the effects of ongoing economic stress and uncertainty over the coming months and years. Consequently, the Company is exploring several initiatives to bolster capital and strengthen its balance sheet. The Company’s intention is to develop and have ready multiple capital raising alternatives that will ensure that it continues to exceed the regulatory designation of well-capitalized. The Company has engaged the investment banking firm of Stifel, Nicolaus & Company, Incorporated to assist in this strategic process.
In order to maintain these alternatives, the Company will seek shareholder approval to increase its authorized shares of common stock. Accordingly, the Company plans to file a preliminary proxy statement announcing a special shareholders meeting tentatively scheduled for Dec. 18, 2009 in Ionia, Mich. The Company expects that this proxy statement will include the following proposals: (i) an amendment to its Articles of Incorporation to increase the number of authorized common shares from 60 million to 500 million; and (ii) an underwater stock option exchange program (which will exclude named executive officers and directors).

Conference Call
Michael M. Magee, President and Chief Executive Officer, Robert N. Shuster, Chief Financial Officer, Stefanie M. Kimball, Chief Lending Officer, and William B. Kessel, Chief Operations Officer, will review third quarter 2009 results in a conference call for investors and analysts beginning at 10:00 a.m. ET on Tuesday, Oct. 27, 2009.
To participate in the live conference call, please dial 1-800-860-2442. The call can also be accessed (listen-only mode) via the “Investor Relations” section of the Company’s Web site at IndependentBank.com. A playback of the call can be accessed by dialing 1-877-344-7529 (Replay Passcode # 434099). The replay will be available through Nov. 4, 2009.
In addition, a Power Point presentation associated with the third quarter 2009 conference call will be available on the Company’s Web site at IndependentBank.com in the “Investor Relations” section under the “Presentations” tab beginning on Monday, Oct. 26, 2009.
About Independent Bank Corporation
Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $3 billion. Founded as Third National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.
For more information, please visit our Web site at: IndependentBank.com
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30,	December 31,
	2009	2008
	(unaudited)
	(in thousands)
Assets
Cash and due from banks	$182,405	$57,705
Trading securities	90	1,929
Securities available for sale	184,004	215,412
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	27,855	28,063
Loans held for sale, carried at fair value	23,980	27,603
Loans
Commercial	863,556	976,391
Mortgage	770,297	839,496
Installment	318,185	356,806
Finance receivables	435,191	286,836

Total Loans	2,387,229	2,459,529
Allowance for loan losses	(73,710)	(57,900)

Net Loans	2,313,519	2,401,629
Other real estate and repossessed assets	32,923	19,998
Property and equipment, net	73,355	73,318
Bank owned life insurance	46,041	44,896
Goodwill	16,734	16,734
Other intangibles	10,783	12,190
Capitalized mortgage loan servicing rights	14,334	11,966
Accrued income and other assets	37,605	44,802

Total Assets	$2,963,628	$2,956,245

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$316,281	$308,041
Savings and NOW	1,085,557	907,187
Retail time	554,475	668,968
Brokered time	529,521	182,283

Total Deposits	2,485,834	2,066,479
Federal funds purchased		750
Other borrowings	162,341	541,986
Subordinated debentures	92,888	92,888
Financed premiums payable	30,159	26,636
Accrued expenses and other liabilities	32,465	32,629

Total Liabilities	2,803,687	2,761,368

Shareholders’ Equity
Preferred stock, Series A, no par value, $1,000 liquidation preference per share—200,000 shares authorized; 72,000 shares issued and outstanding at September 30, 2009 and December 31, 2008	68,982	68,456
Common stock, $1.00 par value—60,000,000 shares authorized; issued and outstanding: 24,029,125 shares at September 30, 2009 and 23,013,980 shares at December 31, 2008	23,832	22,791
Capital surplus	201,360	200,687
Retained earnings (accumulated deficit)	(118,268)	(73,849)
Accumulated other comprehensive loss	(15,965)	(23,208)

Total Shareholders’ Equity	159,941	194,877

Total Liabilities and Shareholders’ Equity	$2,963,628	$2,956,245

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2009	2009	2008	2009	2008
	(unaudited)
			(in thousands)
Interest Income
Interest and fees on loans	$45,290	$45,224	$46,427	$134,915	$141,303
Interest on securities
Taxable	1,475	1,705	2,078	4,913	6,558
Tax-exempt	841	976	1,652	2,924	5,998
Other investments	299	239	466	862	1,185

Total Interest Income	47,905	48,144	50,623	143,614	155,044

Interest Expense
Deposits	9,109	8,811	9,577	26,468	36,980
Other borrowings	3,537	3,814	7,099	12,021	20,511

Total Interest Expense	12,646	12,625	16,676	38,489	57,491

Net Interest Income	35,259	35,519	33,947	105,125	97,553
Provision for loan losses	22,285	25,593	19,788	77,916	43,456

Net Interest Income After Provision for Loan Losses	12,974	9,926	14,159	27,209	54,097

Non-interest Income
Service charges on deposit accounts	6,384	6,321	6,416	18,212	18,227
Net gains (losses) on assets
Mortgage loans	2,257	3,262	969	8,800	3,977
Securities	121	4,230	(6,711)	3,770	(8,037)
VISA check card interchange income	1,480	1,500	1,468	4,395	4,334
Mortgage loan servicing	(496)	2,349	340	1,011	1,545
Title insurance fees	521	732	307	1,862	1,108
Other income	2,514	2,617	2,659	7,320	7,923

Total Non-interest Income	12,781	21,011	5,448	45,370	29,077

Non-interest Expense
Compensation and employee benefits	13,823	13,328	14,023	39,728	42,015
Vehicle service contract counterparty risk	8,713	2,215		11,728
Loan and collection	3,628	3,227	2,008	10,893	5,895
Occupancy, net	2,602	2,560	2,871	8,210	8,798
Data processing	2,146	2,010	1,760	6,252	5,197
Deposit insurance	1,729	2,755	275	5,670	1,526
Furniture, fixtures and equipment	1,727	1,848	1,662	5,424	5,304
Loss on other real estate and repossessed assets	1,958	1,939	425	5,158	2,091
Credit card and bank service fees	1,722	1,668	1,273	4,854	3,493
Advertising	1,335	1,421	1,575	4,198	3,843
Other expenses	4,174	4,086	4,784	12,690	13,936

Total Non-interest Expense	43,557	37,057	30,656	114,805	92,098

Income (Loss) Before Income Tax	(17,802)	(6,120)	(11,049)	(42,226)	(8,924)
Income tax expense (benefit)	(1,088)	(959)	(5,723)	(1,754)	(7,285)

Net Income (Loss)	$(16,714)	$(5,161)	$(5,326)	$(40,472)	$(1,639)

Preferred dividends	1,075	1,075		3,225

Net Income (Loss) Applicable to Common Stock	$(17,789)	$(6,236)	$(5,326)	$(43,697)	$(1,639)

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

		Three Months Ended		Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2009	2009	2008	2009	2008
			(unaudited)

Per Common Share Data (A)
Net Income (Loss) Per Common Share
Basic (B)	$(.74)	$(.26)	$(.23)	$(1.84)	$(.07)
Diluted (C)	(.74)	(.26)	(.23)	(1.84)	(.07)
Cash dividends declared	.01	.01	.01	.03	.13

Selected Ratios (annualized) (A)
As a Percent of Average Interest-Earning Assets
Tax equivalent interest income	6.97%	7.04%	7.02%	7.03%	7.18%
Interest expense	1.82	1.83	2.26	1.86	2.60
Tax equivalent net interest income	5.15	5.21	4.76	5.17	4.58
Net Income (Loss) to
Average common equity	(67.40)%	(22.98)%	(8.97)%	(51.44)%	(0.91)%
Average assets	(2.37)	(0.83)	(0.66)	(1.96)	(0.07)

Average Shares
Basic (B)	24,029,540	24,029,942	23,014,263	23,811,195	22,974,685
Diluted (C)	24,102,489	24,102,482	23,073,979	23,880,695	23,049,469

(A)	For the three- and nine-month periods ended September 30, 2009 and the three-month period ended June 30, 2009, these amounts are calculated using net loss applicable to common stock.

(B)	Average shares of common stock for basic net income per share include shares issued and outstanding during the period and participating share awards.

(C)	Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors. For any period in which a loss is recorded, the assumed exercise of stock options, and stock units for deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.